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THE SALOMON BROTHERS FUND INC.
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(Name of Registrant as Specified in Its Charter)

Elliott Associates, L.P. and Elliott International, L.P.
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                      [ELLIOTT ASSOCIATES, L.P. LETTERHEAD]

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 ELLIOTT RAISES CONCERN ABOUT AGGRESSIVE TACTICS USED BY CITIGROUP AND SALOMON
   BROTHERS FUND TO OBTAIN STOCKHOLDER APPROVAL OF NEW MANAGEMENT AGREEMENT; DEMANDS ELIMINATION OF DISCOUNT TO NET ASSET VALUE TO CREATE STOCKHOLDER VALUE

NEW YORK (October 19, 2005) - Elliott Associates, L.P. and Elliott International, L.P. (collectively "Elliott"), who together are reportedly the largest stockholder of The Salomon Brothers Fund Inc. (NYSE: SBF), today sent an open letter to the SBF Board of Directors raising concern about the aggressive tactics being used to obtain stockholder approval of the new management agreement and demanding that SBF eliminate the discount to net asset value.

Elliott is campaigning AGAINST the new management agreement that is scheduled for a vote at a Special Stockholders' Meeting at 4:00 p.m. on October 21, 2005, at the American Conference Centers, 780 Third Avenue, in New York. The requested vote is necessary as part of the pending transaction between Citigroup Inc. (NYSE: C) and Legg Mason, Inc. (NYSE:LM).

In an open letter to SBF directors, Elliott, a long-term investor and the beneficial owner of 5.88 million shares, or approximately 6%, of SBF, said:

October 19, 2005

Mr. Andrew L. Breech
Ms. Carol L. Colman
Mr. William R. Dill
Mr. R. Jay Gerken, Chairman
Mr. William R. Hutchinson
Mr. Thomas F. Schlafly

Dear Directors of The Salomon Brothers Fund Inc (SBF):

In your October 13 letter to stockholders, you wrote:

          "If the new management agreement is not approved by shareholders of the Fund, the Fund will face considerable uncertainty and its ability to pursue its investment objectives may be disrupted for an indefinite period following consummation of the Transaction."

On behalf of all stockholders, we are concerned about the level of rhetoric you have now resorted to. Your October 13 letter also says that the Board's approval of the new management agreement came "after consideration of all factors which it determined to be relevant to its deliberations"; but your proxy materials dated September 2, 2005 - which contained a detailed description of fifteen issues considered by the Board as well as fourteen questions-and-answers for stockholders - are silent on this "uncertainty" issue to which you now attach such importance. Why are you now trying to put pressure on stockholders over an issue that you yourselves apparently did not consider relevant before?

The stockholders, however, will understand that there will be no real uncertainty for SBF unless the Board and Citigroup create it by trying to push ahead with the Legg Mason deal without eliminating the persistent discount to net asset value. Don't be surprised if stockholders hold you responsible for any uncertainty.

Stop trying to scare the stockholders you have a fiduciary duty to protect - even if their vote interferes with Citigroup's $3.7 billion transaction with Legg Mason.

These scare tactics are just the latest example of SBF's studied campaign to avoid talking to stockholders about the real issue -- stockholder value, or what you recently dismissed as a "side show".


Unless and until you consider the interests of the stockholders to be your paramount interest as Directors and take adequate steps to eliminate or nearly eliminate the discount, we will continue to urge SBF stockholders to vote against the new management agreement at the October 21, 2005 Special Meeting, or at any postponements or adjournments.

Sincerely yours,

/s/ Mark Levine

Mark Levine
Portfolio Manager


About Elliott Associates, L.P.
Elliott Associates, L.P. and its sister fund, Elliott International, L.P., have more than $5.4 billion of capital under management. Founded in 1977, Elliott Associates is one of the oldest funds of its kind under continuous management.

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